Exhibit 2.3

FORM OF

TAX MATTERS AGREEMENT

BY AND BETWEEN

HEWLETT-PACKARD COMPANY

AND

HEWLETT-PACKARD ENTERPRISE COMPANY

[    ], 2015

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

		Page
Section 17.11	Governing Law	35
Section 17.12	Jurisdiction	35
Section 17.13	Amendment	36
Section 17.14	HP or Enterprise Affiliates	36
Section 17.15	Successors	36
Section 17.16	Injunctions	36

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into by and between Hewlett-Packard Company, a Delaware corporation (“HP”), and Hewlett-Packard Enterprise Company, a Delaware corporation and wholly owned subsidiary of HP (“Enterprise”) (HP and Enterprise are sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as the “Company”).

RECITALS

WHEREAS, the Board of Directors of HP has determined that it is in the best interests of HP and its shareholders to separate the Enterprise Business from the HPI Business and to create a new publicly traded company to operate the Enterprise Business;

WHEREAS, the Board of Directors of HP and the Board of Directors of Enterprise have approved the transfer of the Enterprise Assets to Enterprise and its Affiliates and the assumption by Enterprise and its Affiliates of the Enterprise Liabilities, all as more fully described in the Separation and Distribution Agreement by and between HP and Enterprise (the “Separation and Distribution Agreement”) and the other Transaction Documents;

WHEREAS, the Board of Directors of HP has further preliminarily approved the distribution to the holders of the issued and outstanding common shares, $0.01 par value, of HP (the “HP Common Shares”) as of the close of business on the Record Date, by means of a pro rata distribution, of all of the issued and outstanding shares of the common stock, $0.01 par value, of Enterprise (the “Enterprise Common Stock”), other than any such shares to be exchanged pursuant to the Subsidiary Stock Exchange, on the basis of [*] shares of Enterprise Common Stock for every one (1) HP Common Share (the “Distribution”), subject to final approval of the Board of Directors of HP;

WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution, taken together (and, together with the Subsidiary Stock Exchange), are intended to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code;

WHEREAS, it is the intention of the Companies that the distribution (and exchange) of Enterprise Common Stock to the stockholders of HP, except for cash received in lieu of any fractional shares, will qualify as tax-free under Section 355(a) of the Code to such stockholders and as tax-free to HP under Section 361(c) of the Code; and

WHEREAS, in connection with the Contribution and Distribution, the Companies desire to set forth their agreement with respect to tax matters for taxable periods prior to and including the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Companies mutually covenants and agrees as follows:

Section  1. Definition of Terms.    For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“$25,000,000 Threshold” has the meaning set forth in Section 2.02 of this Agreement.

“Active Business” means the business conducted by each of the Active Business Entities (as defined herein) as of the Distribution Date.

“Active Business Entities” means Hewlett-Packard Singapore (Private) Limited, Hewlett-Packard Taiwan Limited, Hewlett-Packard Globalsoft Private Limited, Hewlett-Packard Berlin BV, Hewlett-Packard Globalsoft Private Limited, Global E-Business Operations Private Limited and Printing Systems India Private Limited.

“Acting Party” has the meaning set forth in Section 7.01 of this Agreement.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

“Agreement” means this Tax Matters Agreement.

“Assets” has the meaning set forth in the Separation and Distribution Agreement.

“BLP1” means [Hewlett-Packard Bermuda Enterprises LP]

“BLP3” means [Phoenix Holding LP]

“BLP1/BLP3 Separation Agreement” means [the separation agreement by and between BLP1 and BLP3 dated [    ], 2015]

“BLP1/BLP3 Taxes” means Taxes allocated between BLP1 and BLP3 in Article/Section [    ] of the BLP1/BLP3 Separation Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in New York, New York.

“Capital Stock” means all classes or series of capital stock of a Company, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in the Company for U.S. federal income tax purposes.

“Claiming Party” has the meaning set forth in Section 3.07(a) of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” shall have the meaning provided in the first sentence of this Agreement.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Controlling Party” shall have the meaning set forth in Section 10.02(b) of this Agreement.

“Correlative Detriment” has the meaning set forth in Section 3.07(a) of this Agreement.

“Dispute” shall have the meaning set forth in Section 14.01 of this Agreement.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Taxes” means any and all Taxes (a) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Contribution and Distribution (together with the Subsidiary Stock Exchange), taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code (or the failure to qualify under or the application of corresponding provisions of the Tax Laws of other jurisdictions); (b) required to be paid by or imposed on a Company or any of its Affiliates resulting from, or directly arising in connection with, the failure of the stock distributed in the Distribution or the Subsidiary Stock Exchange to constitute “qualified property” for purposes of Sections 355(d), 355(e) and Section 361(c) of the Code (or any corresponding provision of the Tax Laws of other jurisdictions); (c) required to be paid by or imposed on a Company or any of its Affiliates resulting from the failure of any Separation Transaction to qualify for the intended treatment as tax-free or tax-deferred, in whole or in part.

“Distribution Tax-Related Losses” shall mean (a) all Distribution Taxes imposed pursuant to any Final Determination; (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes; and (c) all reasonable costs and expenses and all damages associated with shareholder litigation or controversies and any amount paid by any member of the HP Group or member of the Enterprise Group in respect of the liability of shareholders, whether paid to shareholder or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Contribution and the Distribution to have Tax-Free Status or from the failure of a Separation Transaction to qualify for intended treatment as tax-free or tax-deferred, in whole or in part.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Tax Authority, whichever is applicable.

“E Munich” means Gatrium Holding BV.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between HP and Enterprise dated as of [    ], 2015.

“Employment Tax” means any Tax the liability or responsibility for which is allocated pursuant to the Employee Matters Agreement.

“Enterprise” shall have the meaning provided in the first sentence of this Agreement.

“Enterprise Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Enterprise would be solely responsible for any resulting Tax under this Agreement or the Foreign Separation Agreements or solely entitled to receive any resulting Tax Benefit under this Agreement or the Foreign Separation Agreements.

“Enterprise Business” has the meaning set forth in the Separation and Distribution Agreement.

“Enterprise Common Stock” has the meaning set forth in the Recitals.

“Enterprise Full Taxpayer” means the assumption that each relevant member of the Enterprise Group (a) is subject to the highest marginal regular statutory income Tax rate, (b) has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, (c) will not utilize any Tax Attribute other than a Tax Attribute arising from the adjustment at issue, and (d) is not subject to the alternative minimum tax.

“Enterprise Group” means Enterprise and its Affiliates, as determined immediately after the Distribution.

“Enterprise Single Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that includes assets or activities relating only to the Enterprise Business.

“Enterprise Tainting Act” has the meaning set forth in Section 7.02(b) of this Agreement.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as he case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Separation Agreements” means the BLP1/BLP3 Separation Agreement and the Munich/E Munich Separation Agreement.

“Foreign Taxes” means BLP1/BLP3 Taxes and Munich/E Munich Taxes.

“Group” means the HP Group or the Enterprise Group, or both, as the context requires.

“HP” shall have the meaning provided in the first sentence of this Agreement.

“HP Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent HP would be solely responsible for any resulting Tax under this Agreement or the Foreign Separation Agreements or solely entitled to receive any resulting Tax Benefit under this Agreement or the Foreign Separation Agreements.

“HPI Business” shall have the meaning provided in the Separation and Distribution Agreement.

“HP Common Shares” shall have the meaning provided in the Recitals.

“HP Full Taxpayer” means the assumption that each relevant member of the HP Group (a) is subject to the highest marginal regular statutory income Tax rate, (b) has sufficient taxable income to permit the realization or receipt of the relevant Tax Benefit at the earliest possible time, (c) will not utilize any Tax Attribute other than a Tax Attribute arising from the adjustment at issue, and (d) is not subject to the alternative minimum tax.

“HP Group” means HP and its Affiliates, excluding any entity that is a member of the Enterprise Group.

“HP Single Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that includes assets or activities relating only to the HPI Business.

“HP Tainting Act” has the meaning set forth in Section 7.02(a) of this Agreement.

“Income Taxes” mean:

(a)	all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b)	any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

“Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither an Enterprise Adjustment nor an HP Adjustment.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Mixed Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that relates to at least one asset or activity that is part of the HPI Business, on the one hand, and at least one asset or activity that is part of the Enterprise Business, on the other hand.

“Munich” means Hewlett-Packard Munich BV.

“Munich/E Munich Separation Agreement” means [the separation agreement by and between Munich and E Munich dated [    ], 2015].

“Munich/E Munich Taxes” means Taxes allocated between Munich and E Munich in Article/Section [    ] of the Munich Separation Agreement.

“Net PTE Tax Payments” shall mean, for a given Company, with respect to a particular pool of PTE, the amount of Taxes payable by a Company to a Taxing Authority with respect to the subpart F inclusion giving rise to such PTE (calculated using the assumptions set forth under HP Full Taxpayer or Enterprise Full Taxpayer, as the case may be), increased by any amounts payable by such Company to the other Company pursuant to Section 2.03 of this Agreement with respect to the subpart F inclusion giving rise to such PTE or pursuant to Section 5.01(a) of this Agreement with respect to such PTE, reduced by any amounts receivable by such Company from the other Company pursuant to Section 2.03 of this Agreement with respect to the subpart F inclusion giving rise to such PTE or pursuant to Section 5.01(a) of this Agreement with respect to such PTE.

“Net Receivable Tax Payments” shall mean, for a given Company, with respect to a particular receivable described in Section 5.01(a)(ii), the amount of Taxes payable by a Company to a Taxing Authority with respect to the Tax Item giving rise to such receivable

(calculated using the assumptions set forth under HP Full Taxpayer or Enterprise Full Taxpayer, as the case may be), increased by any amounts payable by such Company to the other Company pursuant to Section 2.03 of this Agreement with respect to the Tax Item giving rise to such receivable or pursuant to Section 5.01(a) of this Agreement with respect to such receivable, reduced by any amounts receivable by such Company from the other Company pursuant to Section 2.03 of this Agreement with respect to the Tax Item giving rise to such receivable or pursuant to Section 5.01(a) of this Agreement with respect to such receivable.

“Non-Acting Party” has the meaning set forth in Section 7.01 of this Agreement.

“Non-Controlling Party” shall have the meaning set forth in Section 10.02(c) of this Agreement.

“Past Practices” shall have the meaning set forth in Section 3.04(a) of this Agreement.

“Payment Date” means (i) with respect to any HP federal consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 4.03 of this Agreement.

“Pension Contribution” means any contribution or other payment of any kind made by HP pursuant to its obligations with respect to the U.S. Pension Plans.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 7.01 of this Agreement.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 14.03 of this Agreement.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Company management or shareholders, is a hostile acquisition, or otherwise, as a result of which a Company would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from a Company and/or one or more holders of outstanding shares of Capital Stock, a number of shares of Capital Stock that would, when combined with any other changes in ownership of Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise forty percent (40%) or more of (A) the value of all outstanding shares of stock of the Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of the Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by a Company of a shareholder rights plan or (B) issuances by a Company that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“PTE” shall have the meaning set forth in Section 5.01(a) of this Agreement.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any Taxes imposed by any Tax Authority on the receipt of the refund.

“Remaining PTE Value” shall mean, for a given Company, with respect to a particular pool of PTE described in Section 5.01(a), (i) the gross amount of such PTE created in the foreign Affiliates of such Company reduced by the Net PTE Tax Payments of such Company calculated with respect to such pool of PTE, multiplied by (ii) fifty-seven percent (57%), and multiplied by (iii) the highest marginal U.S. statutory corporate income tax rate at the time of the creation of such pool of PTE.

“Remaining Receivable Value” shall mean, for a given Company, with respect to a particular receivable described in Section 5.01(a)(ii), (i) the gross amount of such receivable held by such Company reduced by the Net Receivable Tax Payments of such Company calculated with respect to such receivable, multiplied by (ii) fifty-seven percent (57%), and multiplied by (iii) the highest marginal U.S. statutory corporate income tax rate at the time of the creation of such receivable.

“Required Party” shall have the meaning set forth in Section 4.03 of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Restricted Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the Distribution Date.

“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

“Ruling” means a private letter ruling issued by the IRS to HP in connection with the Separation Transactions.

“Ruling Request” means any letter filed by HP with the IRS requesting a ruling regarding certain tax consequences of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Separation and Distribution Agreement” shall have the meaning provided in the Recitals.

“Separation Plan” means the [reference to final form of deck depicting separation transactions] dated [    ], 2015, attached hereto as Exhibit [    ].

“Separation Tax” has the meaning set forth in Section 2.04(a)(i) of this Agreement.

“Separation Transactions” means those transactions undertaken by the Companies and their Affiliates pursuant to the Separation Plan to separate ownership of the Enterprise Business form ownership of the HPI Business.

“Single Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that includes assets or activities relating only to the HPI Business, on the one hand, or the Enterprise Business, on the other (but not both).

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary Stock Exchange” has the meaning set forth in the Separation and Distribution Agreement.

“Tainting Act” has the meaning set forth in Section 7.03 of this Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing; provided, however, the term “Tax” or “Taxes” shall not include customs duties.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Attribute” shall mean a net operating loss, net capital loss, investment credit, foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments (determined on a “with and without” basis assuming the HP Group or Enterprise Group, as the case may be, is a HP Full Taxpayer or an Enterprise Full Taxpayer, respectively).

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of the Contribution and Distribution (together with the Subsidiary Stock Exchange), taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which HP, Enterprise and the shareholders of HP recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of HP and Enterprise, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax. For purposes of the $25,000,000 Threshold, multiple Tax Items arising from the same transaction or series of related transactions or relating to the same underlying Tax or a substantially identical underlying Tax imposed by the same Tax Authority issue shall be aggregated.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS deliverable to HP in connection with the Contribution and the Distribution or otherwise with respect to the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by HP (or any HP Affiliate) or Enterprise (or any Enterprise Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Contribution and the Distribution to have Tax-Free Status or from the failure of a Separation Transaction to qualify for intended treatment as tax-free or tax-deferred, in whole or in part.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Documents” has the meaning set forth in the Separation and Distribution Agreement.

“Transfer Pricing Adjustment” shall mean any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the HP Group and any member of the Enterprise Group with respect to any Pre- Distribution Period.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“TSA” means the Transition Services Agreement by and between HP and Enterprise dated as of [    ], 2015.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which the Companies may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Contribution and Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

“U.S. Pension Plans” has the meaning set forth in the Employee Matters Agreement.

Section 2.    Allocation of Pre-Distribution Period Tax Liabilities.

Section 2.01 General Rule.

(a)    HP Liability. HP shall be liable for, and shall indemnify and hold harmless the Enterprise Group from and against any liability for, Pre-Distribution Period Taxes which are allocated to HP under this Section 2, with such amounts to be calculated on the basis that each member of the Enterprise Group is an Enterprise Full Taxpayer.

(b)    Enterprise Liability. Enterprise shall be liable for, and shall indemnify and hold harmless the HP Group from and against any liability for, Pre-Distribution Period Taxes which are allocated to Enterprise under this Section 2, with such amounts to be calculated on the basis that each member of the HP Group is an HP Full Taxpayer.

Section 2.02    Pre-Distribution Period Taxes Below the $25,000,000 Threshold. Notwithstanding any provision in this Agreement or the Separation and Distribution Agreement to the contrary, except as otherwise provided in Section 2.04 hereof, the Company that is primarily liable (or whose Affiliates are primarily liable) under applicable Tax Law shall be solely liable for any and all Pre-Distribution Period Taxes (including adjustments to such Pre-Distribution Period Taxes) relating to a particular Tax Return of twenty-five million dollars ($25,000,000) or less (the “$25,000,000 Threshold”), calculated by utilizing the assumptions set forth in the description of HP Full Taxpayer or Enterprise Full Taxpayer, as the case may be. For purpose of calculating the $25,000,000 Threshold, Taxes resulting from the adjustments of any single Tax Item in one or more Pre-Distribution Periods for which payments may be required under this Agreement shall be aggregated.

Section 2.03    Allocation of Pre-Distribution Period Tax. Except as provided in Section 2.04, Pre-Distribution Period Taxes shall be allocated as follows:

(a)    Allocation of Pre-Distribution Period Tax Relating to Mixed Business Tax Returns.

(i) With respect to any Mixed Business Tax Return, HP shall be responsible for any and all Pre-Distribution Period Taxes due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) which Taxes are predominantly attributable to the HPI Business;

(ii) With respect to any Mixed Business Tax Return, Enterprise shall be responsible for any and all Pre-Distribution Period Taxes due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) which Taxes are predominantly attributable to the Enterprise Business;

(iii) With respect to any Mixed Business Tax Return, each Company shall be responsible for fifty percent (50%) of any and all Pre-Distribution Period Taxes due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) which Taxes are not predominantly attributable to either the HPI Business or the Enterprise Business.

(b)    Allocation Pre-Distribution Period Tax Relating to Single Business Tax Returns.

(i) HP shall be responsible for any and all Pre-Distribution Period Taxes due with respect to or required to be reported on any HP Single Business Tax Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods; and

(ii) Enterprise shall be responsible for any and all Pre-Distribution Period Taxes due with respect to or required to be reported on any Enterprise Single Business Tax Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(c)    Attribution of Taxes. For purposes of Section 2.03(a), a Tax shall be considered attributable to the HPI Business or the Enterprise Business, as the case may be, to the extent that such Tax would result if such Tax Return were prepared on a separate basis taking into account only the operations and assets of the HPI Business or the Enterprise Business, as the case may be. A Tax shall be considered predominantly attributable to the HPI Business or the Enterprise Business, as the case may be, to the extent that the amount of such Tax attributable to the HPI Business or the Enterprise Business, as the case may be, under this Section 2.03(c) exceeds ninety percent (90%) of the amount of such Tax. For the avoidance of doubt, those Taxes shown on Schedule 2.03(c) shall be considered attributable to the HPI Business or the Enterprise Business to the extent specified therein.

Section 2.04    Certain Transaction and Other Taxes.

(a)    HP Liability. HP shall be liable for, and shall indemnify and hold harmless the Enterprise Group from and against any liability for:

(i) Any Tax imposed by any Tax Authority on any transfer occurring pursuant to the Separation Transactions to the extent that such transfer is not intended to qualify as tax-free or tax-deferred (in whole or in part) pursuant to the Separation Plan (a “Separation Tax”) on any member of the HP Group (if such member is primarily liable for such Tax under applicable Tax Law);

(ii) Any increase in a Separation Tax for which a member of the HP Group is primarily liable under applicable Tax Law as a result of a Final Determination if such increase does not exceed five million dollars ($5,000,000), with any such increase calculated by utilizing the assumptions set forth in the description of HP Full Taxpayer;

(iii) Fifty percent (50%) of any increase in a Separation Tax where such increase exceeds five million dollars ($5,000,000), with any such increase calculated by utilizing the assumptions set forth in the description of HP Full Taxpayer or Enterprise Full Taxpayer, as the case may be;

(iv) Any Tax resulting from a breach by HP of any covenant in this Agreement, the Separation and Distribution Agreement or any Transaction Document; and

(v) Any Tax-Related Losses for which HP is responsible pursuant to Section 7.02 of this Agreement.

(b)    Enterprise Liability. Enterprise shall be liable for, and shall indemnify and hold harmless the HP Group from and against any liability for:

(i) Any Separation Tax imposed by any Tax Authority on any member of the Enterprise Group (if such member is primarily liable under applicable Tax Law for such Tax);

(ii) Any increase in a Separation Tax for which a member of the Enterprise Group is primarily liable under applicable Tax Law as a result of a Final Determination if such increase does not exceed five million dollars ($5,000,000), with any such increase calculated by utilizing the assumptions set forth in the description of Enterprise Full Taxpayer;

(iii) Fifty percent (50%) of any increase in a Separation Tax where such increase exceeds five million dollars ($5,000,000), with any such increase calculated by utilizing the assumptions set forth in the description of HP Full Taxpayer or Enterprise Full Taxpayer, as the case may be;

(iv) Any Tax resulting from a breach by Enterprise of any covenant in this Agreement, the Separation and Distribution Agreement or any Transaction Document; and

(v) Any Tax-Related Losses for which Enterprise is responsible pursuant to Section 7.02 of this Agreement.

Section 2.05    Foreign Taxes. Notwithstanding any provision in this Agreement or the Separation and Distribution Agreement to the contrary, neither HP nor Enterprise shall have any liability under this Section 2 for any Pre-Distribution Period Foreign Taxes. For the avoidance of doubt, the liability for any Pre-Distribution Period Foreign Taxes shall be allocated between BLP1 and BLP3 or Munich and E Munich, as the case may be, as set forth in the Foreign Separation Agreements.

Section 3. Preparation and Filing of Tax Returns.

Section 3.01    General. Tax Returns shall be prepared and filed when due (including extensions) in accordance with this Section 3. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

Section 3.02    HP’s Responsibility. HP has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)    All Mixed Business Tax Returns for which HP or any of its Affiliates is legally responsible to prepare and file under applicable Law; and

(b)    All HP Single Business Tax Returns.

Section 3.03    Enterprise’s Responsibility. Enterprise shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Enterprise Group other than those Tax Returns which HP is required to prepare and file under Section 3.02. The Tax Returns required to be prepared and filed by Enterprise under this Section 3.03 shall include any Enterprise Single Business Tax Return and any Mixed Business Tax Return for which Enterprise or any of its Affiliates is legally responsible to prepare and file under applicable Law.

Section 3.04    Tax Reporting Practices.

(a)    General Rule. With respect to any Tax Return that either Company has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.01 or Section 3.02, for any Pre-Distribution Period or any Straddle Period (or Post-Distribution Period to the extent items reported on such Tax Return might reasonably be expected to affect items as reported on any Tax Return for any Pre-Distribution Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by the Company preparing and filing the Tax Return.

(b)    Reporting of Separation Transactions. The Tax treatment reported on any Tax Return of the Separation Transactions shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings, unless there is no reasonable basis for such Tax treatment. The Tax treatment of the Separation Transactions reported on any Tax Return for which Enterprise is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by HP or any member of the HP Group or caused or to be caused to be filed by HP, unless there is no reasonable basis for such Tax treatment. In the event that a Company shall determine that there is no reasonable basis for the Tax treatment described in either of the preceding two sentences, such Company shall notify the other Company twenty (20) Business Days prior to filing the relevant Tax Return and the Companies shall attempt in good faith to agree on the manner in which the relevant portion of the Separation Transactions shall be reported.

Section 3.05    Consolidated or Combined Tax Returns. Enterprise will elect and join and will cause its Affiliates to elect and join, in filing any consolidated, combined or unitary Tax Returns that HP determines are required to be filed or that HP chooses to file pursuant to Section 3.02 with respect to any Pre-Distribution Period. HP will cause its Affiliates to elect and join, in filing any consolidated, combined or unitary Tax Returns that Enterprise determines are required to be filed or that Enterprise chooses to file pursuant to Section 3.03 with respect to any Pre-Distribution Period.

Section 3.06    Right to Review Tax Returns.

(a)    Except as otherwise agreed by the Parties, in the case of any material Tax Returns, to the extent not previously filed, no later than thirty (30) days prior to the Due Date of each such Tax Return (reduced to fifteen (15) days for state or local Tax Returns), the Responsible Company shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to the other Company. The other Company shall have access to any and all data and information necessary for the preparation of all such Tax Returns and the Companies shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Tax Returns (reduced to ten (10) days for state or local Tax Returns), the other Company shall have a right to object to such Tax Return (or items with respect thereto) by written notice to the Responsible Company; such written notice shall contain such disputed item (or items) and the basis for its objection. For purposes of this Section 3.06(a), a Tax Return is “material” with respect to a Company who is not the Responsible Company if it could reasonably be expected to reflect, with respect to such Company, (A) Tax liability equal to or in excess of twenty-five million dollars ($25,000,000), (B) a credit or credits equal to or in excess of twenty-five million dollars ($25,000,000), or (C) a loss or losses equal to or in excess of twenty-five million dollars ($25,000,000).

(b)    With respect to a Tax Return submitted by the Responsible Company to the other Company pursuant to Section 3.06(a), if the other Company does not object by proper written notice described in Section 3.06(a), such Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 3.06(b). If a Company does object by proper written notice described in Section 3.06(a), the Companies shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Companies have not resolved the disputed item or items by the day five (5) days prior to the Due Date of such Tax Return, such Tax Return shall be filed as prepared pursuant to Section 3.06 (revised to reflect all initially disputed items that the Companies have agreed upon prior to such date).

(c)    In the event a Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 3.06(a) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 14. In the event that the resolution of such disputed item (or items) in accordance with Section 14 with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Company (with cooperation from the other Company) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Section 14, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Section 4 in a manner that reflects such resolution.

Section 3.07    Refunds, Carrybacks and Amended Returns.

(a)    Refunds.

(i) Except as set forth on Schedule 3.07(a), each Party (and its Affiliates) (the “Claiming Party”) shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable for hereunder.

(ii) Notwithstanding Section 3.07(a)(i), to the extent a claim for a Refund results in a Correlative Detriment to the other Party (or its Affiliates), any such Refund that is received by the Claiming Party (or its Affiliates) shall, and only to the extent thereof, be paid to the other Party (or its Affiliates) that incurs such Correlative Detriment. A “Correlative Detriment” is an increase in a Tax of a Party (or its Affiliates) that occurs as a result of the Tax position that is the basis for a claim for Refund by the Claiming Party or for a Final Determination, utilizing the assumptions set forth in the description of HP Full Taxpayer or Enterprise Full Taxpayer, as the case may be.

(iii) Any Refund or portion thereof to which a Claiming Party is entitled pursuant to this Section 3.07(a) that is received or deemed to have been received as described herein by the other Company (or its Affiliates) shall be paid by such other Company to the Claiming Party in immediately available funds in accordance with Section 4. To the extent a Company (or its Affiliates) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Party to the Claiming Party pursuant to this Section 3.07(a), such Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable.

(iv) Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim)] a Refund shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the Refund claim.

(b)    Carrybacks.

(i) Each of the Companies shall be permitted (but not required) to carry back (or to cause its Affiliates to carry back) a Tax Attribute realized in a Post-Distribution Period or a Straddle Period to a Pre-Distribution Period or a Straddle Period only if such carryback cannot reasonably result in the other Company (or its Affiliates) being liable for additional Taxes. If a carryback could reasonably result in the other Company (or its Affiliates) being liable for additional Taxes, such carryback shall be permitted only if such Company consents to such carryback.

(ii) Notwithstanding anything to the contrary in this Agreement, any Company that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback shall be liable for any Taxes that result from such carryback claim or become due and payable as a result of the subsequent adjustment, if any, to the carryback claim.

(iii) A Company shall be entitled to any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Company pursuant to the provisions set forth in Section 3.07(b).

(iv) A Company shall be entitled to any Tax Benefit of twenty-five million dollars ($25,000,000) or more actually realized by the other Company or its Affiliates as a result of any carryback of a Tax Attribute by such first Company.

(c)    Amended Tax Returns

(i) Notwithstanding Section 3.01, a Company (or its Affiliates) that is entitled to file an amended Tax Return for a Pre-Distribution Period or a Straddle Period shall be permitted to prepare and file such amended Tax Return at its own cost and expense; provided, however, that such amended Tax Return shall be prepared in a manner (i) consistent with the past practice of the Companies (and their Affiliates) unless otherwise modified by a Final Determination or required by applicable Tax Law; and (ii) consistent with (and the Companies and their Affiliates shall not take any position inconsistent with) the Tax Opinions/Rulings. Notwithstanding anything to contrary contained herein, if such amended Tax Return could reasonably result in the other Company becoming responsible for a payment of Taxes pursuant to Section 4, then such amended Tax Return shall be permitted only if the consent of such other Company is obtained. The consent of such other Company shall be deemed to be obtained in the event that a Company (or its Affiliate) is required by Law to file an amended Tax Return as a result of an adjustment.

(ii) A Company (or its Affiliate) that is entitled to file an amended Tax Return for a Post-Distribution Period shall be permitted to do so without the consent of the other Company.

(iii) A Company that is permitted (or whose Affiliate is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement or the Foreign Separation Agreements notwithstanding that the Company consented to the filing of such amended Tax Return giving rise to such liability.

Section 3.08    Apportionment of Tax Attributes. Except as provided in Schedule 3.08, each Company shall make its own determination as to the existence and the amount of the Tax Attributes to which it or its Affiliates are entitled after the Effective Time; provided, however, that such determination shall be made in a manner that is (a) reasonably consistent with the past practices of the Companies; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) consistent with the Tax Opinions/Rulings; and (d)

reasonably determined by the Company to minimize the aggregate cash Tax liability of the Companies for all Pre-Distribution Periods and the portion of all Straddle Periods ending on the Distribution Date. Each Company agrees to provide the other Company with all of the information supporting the Tax Attribute determinations made by that Company pursuant to this Section 3.08. The Companies agree to utilize the methodology set forth in Schedule 3.08 for purposes of determining the existence and amount of the Tax Attributes described therein.

Section 4.    Tax Payments.

Section 4.01    Payment of Taxes with Respect to Certain Mixed Business Tax Returns.

(a)    Computation and Payment of Tax Due. At least three (3) Business Days prior to any Payment Date for any such Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.04 relating to consistent reporting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date. The Responsible Company shall provide notice to the other Company setting forth such other Company’s responsibility for the amount of Taxes paid to the Tax Authority and provide proof of payment of such Taxes.

(b)    Computation and Payment of Liability With Respect To Tax Due. Within thirty (30) Business Days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if HP is the Responsible Company, then Enterprise shall pay to HP the amount allocable to the Enterprise Group under the provisions of Section 2, and if Enterprise is the Responsible Company, then HP shall pay to Enterprise the amount allocable to the HP Group under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment. For the avoidance of doubt, however, the thirty (30) Business Day period described herein shall not commence unless and until the Responsible Company notifies the other Company pursuant to Section 4.01(a) hereof, nor shall interest accrue during any time period where such notification has not been received.

(c)    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the Enterprise Group in accordance with Section 2 and Enterprise shall pay to HP any amount due HP (or HP shall pay Enterprise any amount due Enterprise) under Section 2 within thirty (30) Business Days from the later of (i) the date the additional Tax was paid by the Responsible Company or, in an instance where no cash payments is due to a Tax Authority, the date of such Final Determination, or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 4.01(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company (or, in an instance where no cash payments is due to a Tax Authority, the date of such Final Determination) to the date of the payment under this Section 4.01(c).

Section 4.02    Payment of Taxes with Respect to Single Business Tax Returns. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Single Business Tax Return.

Section 4.03    Indemnification Payments.

(a)    If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Payor shall provide notice to the Required Party for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Required Party disputes the amount it is liable for under this Agreement, the Required Party shall reimburse the Payor within forty-five (45) Business Days of delivery by the Payor of the notice described above. To the extent the Required Party does not agree with the amount the Payor claims the Required Party is liable for under this Agreement, the dispute shall be resolved in accordance with Section 14. Any reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 4.03.

(b)    Any Tax indemnity payment required to be made by the Required Party pursuant to Section 4 shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Party by the other Company pursuant to Section 5. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c)    All indemnification payments under this Agreement shall be made by HP directly to Enterprise and by Enterprise directly to HP; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the HP Group, on the one hand, may make such indemnification payment to any member of the Enterprise Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 13.

Section 5. Tax Benefits.

Section 5.01    Tax Benefits.

(a)    If a member of the Enterprise Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the HP Group is liable hereunder or under the Foreign Separation Agreements and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis, assuming the HP Group or Enterprise Group, as the case may be, is an HP Full Taxpayer or an Enterprise Full

Taxpayer, respectively), or if a member of the HP Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Enterprise Group is liable hereunder or under the Foreign Separation Agreements and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis, assuming the HP Group or Enterprise Group, as the case may be, is an HP Full Taxpayer or an Enterprise Full Taxpayer, respectively), Enterprise or HP, as the case may be, shall make a payment to the other company within one hundred and twenty (120) Business Days following such realization of the Tax Benefit, in an amount equal to such Tax Benefit, plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 5.01(a). For purposes of Section 5.01, a Company shall be deemed to realize a Tax Benefit relating to—

(i) any previously taxed earnings and profits, as described in Section 959 of the Code (“PTE”), at the time of such adjustment in an amount such that the payment made by the Company realizing the Tax Benefit pursuant to this Section 5.01(a) with respect to such PTE shall cause (i) the Net PTE Tax Payments of HP less the Remaining PTE Value held by HP to equal (ii) the Net PTE Tax Payments of Enterprise less the Remaining PTE Value held by Enterprise, as shown in Exhibit [] (and shall not, for the avoidance of doubt, be deemed to realize any further Tax Benefits with respect to such PTE at any later time);

(ii) any receivable arising pursuant to Section 4.01 of Revenue Procedure 99-32 at the time such receivable is created, in an amount such that the payment made by the Company realizing the Tax Benefit pursuant to this Section 5.01(a) with respect to such receivable shall cause (i) the Net Receivable Tax Payments of HP less the Remaining Receivable Value held by HP to equal (ii) the Net Receivable Tax Payments of Enterprise less the Remaining Receivable Value held by Enterprise (and shall not, for the avoidance of doubt, be deemed to realize any further Tax Benefits with respect to such receivable at any later time); and

(iii) any foreign tax credits, as described in Section 902 of the Code, at the time such Company would be eligible to claim a credit under Section 902 of the Code (disregarding any limitations for these purposes) with respect to a pool of earnings and profits including any such foreign tax credits, and shall not, for the avoidance of doubt, be deemed to realize any further Tax Benefits with respect to such foreign tax credits at any later time; provided, however, no Tax Benefit shall be realized (i) to the extent that the statutory tax rate of the legal entity paying such foreign tax (as adjusted to account for any lower rate granted pursuant to a Tax incentive, Tax ruling, Tax holiday or similar arrangement) for the year of such foreign tax is less than fifteen (15) percent, or (ii) to the extent that the Final Determination resulting in such foreign tax credits also produces increased earnings and profits for U.S. federal income tax purposes.

(b)    No later than one hundred and twenty (120) Business Days after a Tax Benefit described in Section 5.01(a) is realized by a member of the HP Group or a member of the Enterprise Group, HP (if a member of the HP Group realizes such Tax Benefit) or Enterprise (if a member of the Enterprise Group realizes such Tax Benefit) shall provide the other Company with notice of the amount payable to such other Company by HP or Enterprise pursuant to this Section 5. In the event that HP or Enterprise disagrees with any such calculation described in this Section 5.01(b), HP or Enterprise shall so notify the other Company in writing within thirty (30) Business Days of receiving the written calculation set forth above in this Section 5.01(b). HP and Enterprise shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 5 shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

(c)    For the avoidance of doubt, this Section 5 shall apply to any adjustment under Section 482 of the Code or any similar provisions by any Tax Authority increasing the amount of payments received or deemed received by (1) any member of the HP Group from any member of the Enterprise Group or (2) any member of the Enterprise Group from any member of the HP Group.

Section 6. Employee Benefits Matters

Section 6.01    HP and Enterprise Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. Unless otherwise required by applicable Law, solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Articles 3 and 5 of the Employee Matters Agreement shall be entitled to claim any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

Section 6.02    Withholding and Reporting. The Company (or its Affiliate) that claims the deduction described in Section 6.01 shall be responsible for all applicable Taxes (including withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations in respect of the equity awards and other incentive compensation that gives rise to the deduction. The Companies shall cooperate (and shall cause their Affiliates to cooperate) so as to permit the Company (or Affiliate thereof) claiming such deduction described in Section 6.01 to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of a Company (or its Affiliate) claiming the deduction as the withholding and reporting agent if that Company (or any of its Affiliates) is not otherwise required or permitted to withhold or report under applicable Law.

Section 6.03    Allocation of Employment Taxes. Notwithstanding anything contained herein to the contrary, this Agreement, including Section 2 hereof, shall not apply with respect to Employment Taxes. Employment Taxes shall be allocated as provided in the Employee Matters Agreement.

Section 6.04    Pension Deductions. In the event that any member of the Enterprise Group may realize a Tax Benefit arising a result of a Pension Contribution made by a member of the HP Group following the Distribution, Enterprise shall make a payment to HP within one hundred and twenty (120) Business Days following the realization of such Tax Benefit, in an amount equal to such Tax Benefit, plus interest on such amount computed at the Prime Rate based on the number of days form the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.04. In the event that any member of the HP Group may realize a Tax Benefit arising a result of a Pension Contribution made by a member of the Enterprise Group following the Distribution, HP shall make a payment to Enterprise within one hundred and twenty (120) Business Days following the realization of such Tax Benefit, in an amount equal to such Tax Benefit, plus interest on such amount computed at the Prime Rate based on the number of days form the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.04.

Section 7. Tax-Free Status.

Section 7.01    Restrictions on HP and Enterprise. During the Restricted Period, neither HP nor Enterprise shall:

(a)    enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to HP or Enterprise;

(b)    merge or consolidate with any other Person or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any of the Active Business Entities;

(c)    approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;

(d)    approve or allow the sale, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the Active Business Entities;

(e)    sell or otherwise dispose of more than 35 percent of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than 35 percent of its consolidated gross or net assets of HP, Enterprise or more than 35 percent of the consolidated gross or net assets of any of the Active Business Entities (in each case, excluding sales in the ordinary course of business and measured based on fair market values as of the Distribution Date);

(f)    amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of HP or Enterprise stock;

(g)    issue shares of a new class of nonvoting stock or approve or allow HP or Enterprise to issue shares of a new class of nonvoting stock;

(h)    purchase, directly or through any Affiliate, any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);

(i)    take any action or fail to take any action, or permit any member of the HP Group or any member of the Enterprise Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Opinions/Rulings or the Ruling Request; or

(j)    take any action or permit any other member of the HP Group or member of the Enterprise Group to take any action (including any transactions with a third-party or any transaction with any Company) that, individually or in the aggregate (taking into account other transactions described in this Section 7.01) would be reasonably likely to adversely affect (A) the Tax-Free Status of the Contribution and Distribution, or (B) the qualification of any Separation Transaction under U.S. federal, state, local or non-U.S. Tax Law as wholly or partially tax-free or tax-deferred (including, but not limited to, those transactions described in any of the Tax Opinions/Rulings received with respect to such Separation Transaction);

provided, however, that HP and Enterprise shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (j) if, prior to taking any such actions, the Party taking the action (the “Acting Party”) shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Tax Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to the other Party (the “Non-Acting Party”) in its discretion, which discretion shall be reasonably exercised in good faith solely to prevent the imposition on the Non-Acting Party, or responsibility for payment by the Non-Acting Party, of Distribution Taxes (which discretion shall include consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling) or (2) have received an Unqualified Tax Opinion that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to the Non-Acting Party (including any representations or assumptions that may be included in such Unqualified Tax Opinion), acting reasonably and in good faith solely to prevent the imposition on the Non-Acting Party, or responsibility for payment by the Non-Acting Party, of Distribution Taxes. The Acting Party shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to the Non-Acting Party as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (a) through (j). The Non-Acting Party’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. The Acting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse the Non-Acting Party for all reasonable out-of-pocket costs and expenses that the Non-Acting Party may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

Section 7.02    Liability for Distribution Tax-Related Losses. In the event that Distribution Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a)    if such Distribution Taxes are attributable to a Tainting Act, as defined in Section 7.03, of any member of the HP Group (an “HP Tainting Act”), then HP shall be responsible for any Distribution Tax-Related Losses;

(b)    if such Distribution Taxes are attributable to a Tainting Act, as defined in Section 7.03, of any member of the Enterprise Group (an “Enterprise Tainting Act”), then Enterprise shall be responsible for any Distribution Tax-Related Losses;

(c)    if such Distribution Taxes are attributable to both a HP Tainting Act and an Enterprise Tainting Act, then responsibility for such Distribution Tax-Related Losses shall be shared by HP and Enterprise according to relative fault (provided, however, that in the event that Distribution Tax-Related Losses may result both from an action of or with respect to one Company described in Section 7.03(b) and an action of with respect to the other Company not described in Section 7.03(b), the Company undertaking the action described in Section 7.03(b) or with respect to whom such action is undertaken shall bear sole responsibility); and

(d)    if such Distribution Taxes are not attributable to a HP Tainting Act or an Enterprise Tainting Act, then responsibility for such Distribution Tax-Related Losses shall be shared fifty percent (50%) by HP and fifty percent (50%) by Enterprise.

Section 7.03    Definition of Tainting Act. For purposes of this Agreement, a Tainting Act is:

(a)    any act, or failure or omission to act, by any Company (or any of its Affiliates) following the Distribution that results in any Company (or any of its Affiliates) being responsible for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, or (ii) occurs during or after the Restricted Period; or

(b)    the direct or indirect acquisition of all or a portion of the stock of any Company (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, including pursuant to an issuance of stock by any Company.

Section 8. Cooperation and Reliance.

Section 8.01    Assistance and Cooperation.

(a)    The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii)

examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the HP Group, on the one hand, or a member of the Enterprise Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 8 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.

(b)    Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Company nor any Affiliate shall be required to provide the other Company or any Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to the first Company, the business or assets of the first Company or any of its Affiliates and (ii) in no event shall any Company or its Affiliates be required to provide the other Company, any of the other Company’s Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that a Company determines that the provision of any information to the other Company or an Affiliate of the other Company could be commercially detrimental, violate any Law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.

Section 8.02    Income Tax Return Information. Enterprise and HP acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by HP or Enterprise pursuant to Section 8.01 or this Section 8.02. Enterprise and HP acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by HP or Enterprise could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03    Reliance by HP. If any member of the Enterprise Group supplies information to a member of the HP Group in connection with a Tax liability and an officer of a member of the HP Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the HP Group identifying the information being so relied upon, the chief financial officer of Enterprise (or any officer of Enterprise as designated by the chief financial officer of Enterprise) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8.04    Reliance by Enterprise. If any member of the HP Group supplies information to a member of the Enterprise Group in connection with a Tax liability and an officer of a member of the Enterprise Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Enterprise Group identifying the information being so relied upon, the chief financial officer of HP (or any officer of HP as designated by the chief financial officer of HP) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8.05    Nonperformance. If a Company (or any of its Affiliates) fails to comply with any of its obligations set forth in this Section 8 upon reasonable request and notice by the other Company (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the nonperforming party shall be liable in full for such additional Taxes.

Section 8.06    Costs. Each Company shall devote the personnel and resources necessary in order to carry out this Section 8 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Company shall carry out its responsibilities under this Section 8 charging to the other only the out-of-pocket costs actually incurred or as otherwise provided in the TSA.

Section 9. Tax Records.

Section 9.01    Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and HP shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 90 Business Days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 Business Days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Company determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Company may decommission or discontinue such program or system upon 90 Business Days’ prior notice to the other Company and the other Company shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 9.02    Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement (or Tax items under the Foreign Separation Agreements).

Section 10. Tax Contests.

Section 10.01    Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it is indemnified by the other Company hereunder or under the Foreign Separation Agreements. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is entitled to indemnification hereunder or under the Foreign Separation Agreements and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for such Tax liability or any other Taxes arising from such failure, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement or the Foreign Separation Agreements shall be reduced by the amount of such detriment.

Section 10.02 Control of Tax Contests.

(a)    Controlling Party. In the case of any Tax Contest with respect to any Tax Return, the Company that would be primarily liable under applicable Law to pay the applicable Tax Authority the Taxes resulting from such Tax Contest shall administer and control such Tax Contest.

(b)    Settlement Rights. The Controlling Party must obtain the prior consent of the Non-Controlling Party prior to contesting, litigating, compromising or settling any Tax Contest related to an adjustment which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment under Section 4 (or any payment under Section 5). Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment under Section 4 (or any payment under Section 5) to the Controlling Party under this Agreement or under the Foreign Separation Agreements: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement or the Foreign Separation Agreements except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 10.02(a) or (b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.

(c)    Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non- Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Party under this Agreement or under the Foreign Separation Agreements. The failure of the Controlling Party to provide any notice specified in this Section 10.02(c) to the Non- Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement or the Foreign Separation Agreements except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(d)    Power of Attorney. Each member of the Enterprise Group shall execute and deliver to HP (or such member of the HP Group as HP shall designate) any power of attorney or other similar document reasonably requested by HP (or such designee) in connection with any Tax Contest (as to which HP is the Controlling Party) described in this Section 10. Each member of the HP Group shall execute and deliver to Enterprise (or such member of the Enterprise Group as Enterprise shall designate) any power of attorney or other similar document requested by Enterprise (or such designee) in connection with any Tax Contest (as to which Enterprise is the Controlling Party) described in this Section 10.

(e)    Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Party with respect to a Tax Contest related to an adjustment which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment under Section 4 (or any payment under Section 5) shall be shared by the Companies according to each Company’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement or the Foreign Separation Agreements; provided, however, that a Non-Controlling Party shall not be liable for fees payable to outside advisors to the extent that the Controlling Party failed to consult with the Non-Controlling Party pursuant to Section 10.02(b) hereof. If the Controlling Party incurs out-of-pocket costs and expenses to be shared under this Section 10.02(e) during a fiscal quarter, such Controlling Party shall provide notice to the Non-Controlling Party within thirty (30) days after the end of such fiscal quarter for the amount due from such Non-Controlling Party pursuant to this Section 10.02(e), describing in reasonable detail the particulars relating thereto. Such Non-Controlling Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Non-Controlling Party disputes the amount it is liable for under this Section 10.02(e), the Non-Controlling Party shall reimburse the Controlling Party within forty-five (45) Business Days of delivery by the Controlling Party of the notice described above. To the extent the Non-Controlling Party does not agree with the amount the Controlling Party claims the Non-Controlling Party is liable for under this Section 10.02(e), the dispute shall be resolved in accordance with Section 14. Any reimbursement shall include interest computed at the Prime Rate based on the number of days from the end of the relevant fiscal quarter to the date of reimbursement under this Section 10.02(e). During the first month of each fiscal quarter in which it expects to incur costs for which reimbursement may be sought under this Section 10.02(e), the Controlling Party will provide the Non-Controlling Party with a good faith estimate of such costs.

Section 11.    Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, (i) all prior intercompany Tax allocation agreements or arrangements shall be terminated, and (ii) amounts due under such agreements as of the date hereof shall be settled as of the date hereof. Upon such termination and settlement, no further payments by or to HP or by or to Enterprise, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as determined by HP, payments made pursuant to such agreements shall be credited to Enterprise or HP, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 12.    Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Treatment of Payments; Tax Gross Up.

Section 13.01    Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law,

(a)    any Tax indemnity payments made by a Company under Section 4 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b)    any Tax Benefit payments made by a Company under Section 5, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 13.02    Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Foreign Separation Agreements (disregarding for these purposes any such adjustment which arises solely as a result of a failure of the recipient Company to distribute such payment in the manner described in Section 361(b)(1)(A)) such payment shall be appropriately adjusted so that the amount of such payment, reduced by fifty percent (50%) of the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement; provided, however, that to the extent such Tax indemnity payment is made as a result of a Company’s breach of any covenant in this Agreement, the Separation and Distribution Agreement or any Transaction Document or as a result of a Distribution Tax-Related Loss for which a Company is solely responsible under Section 7, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 13.03    Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 14.    Disagreements.

Section 14.01    Discussion. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement or the Foreign Separation Agreements, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the HP Group and any member of the Enterprise Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder or under the Foreign Separation Agreements (to the extent related to Taxes), the Tax departments of the Companies shall negotiate in good faith to resolve the Dispute.

Section 14.02    Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Company, will be referred for resolution to representatives of the parties at a senior level of management of the parties pursuant to the procedures set forth in Article VIII of the Separation and Distribution Agreement.

Section 14.03    Referral to Tax Advisor for Computational Disputes. Notwithstanding anything to the contrary in Section 14, with respect to any Dispute involving computational matters, if the Companies are not able to resolve the Dispute through the discussion process set forth in Section 14.01, then the Companies shall not refer the dispute to the escalation process set forth in Section 14.02, but rather the Dispute will be referred to a Tax Advisor acceptable to each of the Companies to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within fifteen (15) Business Days following the completion of the discussion process, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.

Section 14.04    Injunctive Relief. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, HP and Enterprise are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of HP and Enterprise will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 14.

Section 15.    Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

Section 16.    Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17.    General Provisions.

Section 17.01    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17.01):

If to HP:	with a copy to:

HPI Inc. [ADDRESS] [ADDRESS] Attention: [Vice President, Taxes] Facsimile: [ ]	HPI Inc. [ADDRESS] [ADDRESS] Attention: Tax Counsel Facsimile: [ ]

If to Enterprise:	with a copy to:

Hewlett-Packard Enterprise Company [ADDRESS] [ADDRESS] Attention: [Vice President, Taxes] Facsimile: [ ]	Hewlett-Packard Enterprise Company [ADDRESS] [ADDRESS] Attention: Tax Counsel Facsimile: [ ]

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 17.02    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 17.03    Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 17.04    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 17.05    Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 17.06    Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 17.07    Integration. This Agreement, together with each of the exhibits and schedules appended hereto and (where relevant) the Foreign Separation Agreements, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) unless the context requires otherwise, references to “party” shall mean HP or Enterprise, as appropriate, and references to “parties” shall mean HP and Enterprise; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (k) HP and Enterprise have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Section 17.09    No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10    Counterparts. This Agreement may be executed in one (1) or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 17.11    Governing Law. This Agreement and shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 17.12    Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (i) agrees that any dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 17.01 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

Section 17.13    Amendment. No provision of this Agreement (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable.

Section 17.14    HP or Enterprise Affiliates. If, at any time, HP or Enterprise acquires or creates one or more Affiliates that are includable in the HP Group or Enterprise Group, as the case may be, they shall be subject to this Agreement and all references to the HP Group or Enterprise Group, as the case may be, herein shall thereafter include a reference to such Affiliates.

Section 17.15    Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of HP or Enterprise succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 17.16    Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

HEWLETT-PACKARD COMPANY, a Delaware corporation
By:
Name:
Title:

HEWLETT-PACKARD ENTERPRISE COMPANY, a Delaware corporation
By:
Name:
Title:

[Signature Page to Tax Matters Agreement]